Exhibit 21

G&L Realty Corp.

List of Subsidiaries

May 1, 2006

1.	G&L Realty Partnership, L.P., a Delaware limited partnership

2.	435 N. Roxbury Drive, Ltd., a California limited partnership

3.	G&L Grabel San Pedro, LLC

4.	G&L Holy Cross, LLC

5.	G&L Holy Cross Managers Corp., a California corporation

6.	G&L Valencia, LLC

7.	G&L Lyons, LLC

8.	G&L Coronado (1998), LLC

9.	Lakeview Associates, LLC

10.	Tustin Heritage Place, LLC

11.	G&L Tustin II, LLC

12.	G&L Tustin III, LLC

13.	G&L Senior Care Partnership, L.P.

14.	GLR/Yorba Linda, LLC

15.	405 Bedford, LLC

16.	415 Bedford, LLC

17.	416 Bedford, LLC

18.	435 Bedford, LLC

19.	G&L 436 Bedford, LLC

20.	G&L Sherman Oaks, LLC

21.	G&L 4150 Regents, LLC

22.	G&L Fourth Street, LLC